Exhibit 10.1

Binding Letter of Intent

November 4, 2016

Reign Sapphire Corporation

And

REIGN BRANDS, INC.

And

Coordinates Collection, Inc.

And

FD9 Group B.V.

THE PARTIES SHALL DILIGENTLY WORK TOWARDS THE PREPARATION OF FULLY DETAILED TRANSACTION DOCUMENTS TO CLOSE THIS TRANSACTION. THIS TRANSACTION SHALL BE COMPLETED IN ITS ENTIRETY AND CLOSED ON OR BEFORE DECEMBER 31, 2016 FROM THE DATE NOTED HEREIN OR SUCH OTHER DATE AS MUTUALLY AGREED BY AND BETWEEN THE PARTIES.

RECITALS

WHEREAS, Reign Sapphire Corporation (“RGNP”), through its wholly owned subsidiary, Reign Brands, Inc., desires to acquire the assets of Coordinates Collection, Inc. (“CCI”), a majority owned subsidiary of FD9 Group B.V. (“FD9”), and CCI and FD9 desire to sell such assets to Reign Brands pursuant to an Asset Purchase Agreement (the “Definitive Agreement”);

WHEREAS, RGNP and FD9 have agreed to enter into this Binding Letter of Intent in order to finalize formal legal agreements for the acquisition of the assets of CCI, which shall include the Definitive Agreement, Assignment Agreement, Bill of Sale and all other necessary closing documents (collectively, the “Transaction Documents”).

SUMMARY

Transaction Summary:	Subject to the terms and conditions of the Definitive Agreement, at the Closing, CCI shall sell, convey, assign, transfer and deliver to Reign Brands, Inc., and Reign Brands, Inc., shall acquire and purchase, free and clear of all Encumbrances, all right, title and interest in and to all of the Assets of CCI related to the CCI business, existing as of the Closing Date.

Equity Payment by RGNP:	Reign Brands, Inc. shall cause RGNP, and RGNP agrees to issue an aggregate of Seven Million (7,000,000) Common Shares, which shall be satisfied in the following amounts:

(a) 6,000,000 Common Shares to CCI, or such Persons that CCI designates;

(b) 1,000,000 Common Shares to ASKCO, which shall be considered consideration for the release of a debt owed to ASKCO by CCI;

Binding Letter of Intent

November 4, 2016

Cash Consideration:	RGNP shall make a cash payment of $500,000 to FD9 upon RGNP completing a capital raise in a minimum amount of Five Million Dollars ($5,000,000) during the 2017 or 2018 calendar years.

Earn Out Consideration:	FD9 shall receive Twenty Percent (20%) of gross profit (after cost of goods sold and direct sales and marketing costs are deducted from gross profit) of all sales of CCI and RGNP products sold via FD9 sales channels for the 2017, 2018, 2019 and 2020 calendar years. FD9 shall also receive Twenty Percent (20%) of gross profit (after cost of goods sold and direct sales and marketing costs are deducted from gross profit) for new business concept sales sold via FD9 sales channels. There shall be no minimum amount required to be paid to FD9, and RGNP makes no representations or warranties on any dollar amount for the 20% earn out payments. If CCI is sold by Buyer or RGNP prior to December 31, 2020, all unpaid earn out amounts will be paid to FD9. Prior to Closing, and as a condition to Closing, there must be an executed agreement between CCI, FD9 and ASKCO for the distribution and payout of the earn out payments.

Consulting Agreement:	As part of the transaction contemplated by the Definitive Agreement, Buyer shall execute a consulting agreement with Owen Devries. Such consulting agreement shall have an initial term of three years, and De Vries shall have the title of “Founder” of the CCI business.

Due Diligence, Conditions Precedent, and Definitive Documentation:	During the due diligence period, CCI and FD9 will provide RGNP and its consultants and agents reasonable access to the assets and books of CCI and FD9 for inspection purposes.

The definitive documentation for the acquisition will be customary for transactions of this type and will include customary representations, warranties, covenants, conditions and indemnities and appropriate amendments to any relevant existing agreements.

Closing:	All of the transactions contemplated herein, as well as all Transaction Documents, must be executed on or before December 31, 2016, or earlier or later upon agreement by the Parties (the “Closing”). It shall be allowable for the audit of CCI to be completed on or before February 28, 2017.

Audits:	Prior to, or within a reasonable time after Closing, CCI must have provided RGNP with financial statements for the two fiscal years prior to closing, as well as any interim period or any fiscal year end period that RGNP requires for the filing of all required disclosure documents with the Securities and Exchange Commission. The financial statements of CCI must be auditable by RGNP’s PCAOB Independent Auditor.

Confidentiality:	The contents of this agreement and the existence of this agreement shall be held in confidence by the parties, except that it may be disclosed pursuant to securities laws or regulations, which shall include a Form 8-K and press release to be filed by RGNP.

Binding Letter of Intent

November 4, 2016

This Letter of Intent constitutes a statement of the present mutual intentions of the parties with respect to the transaction described herein, but does not contain all matters upon which agreement must be reached in order for the transaction to be completed. This Letter of Intent creates a binding legal obligation of the Parties. The closing will result only upon the execution and delivery of the Definitive Agreement and the Transaction Documents.

This Letter of Intent will expire at 5:00 p.m. on November 4, 2016 unless it has been executed by both Parties. This Letter of Intent may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Letter of Intent will be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Letter of Intent, effective as of the date set forth below.

Executed as of November 4, 2016

Reign Sapphire Corporation	FD9 Group B.V.

By: Joseph Segelman	By:
Title: CEO	Title:

Coordinates Collection, Inc.

By:
Title:

Reign Brands, Inc.

By:
Title:

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